Exhibit 8(a)(5)
                                    AMENDMENT

    The Custodian Contract dated November 30, 1984 between AARP Income Trust (the "Fund") and State Street Bank and Trust Company (the "Custodian") is hereby amended as follows:

    I.    Section II.A is amended to read as follows:

    "Holding Securities. The Custodian shall hold and physically segregate in a separate account for each series ("Portfolio") of the Fund all non-cash property allocated to each portfolio, including all Securities owned by the Fund and allocated to each Portfolio except that (a) securities which are maintained pursuant to Section II.L. in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of Treasury, collectively referred to herein as "Securities System", shall be identified as belonging to a specified Portfolio and (b) commercial paper of an issuer for which State Street Bank and Trust Company acts as issuing and paying agent ("Direct Paper") which is deposited and/or maintained in the Direct Paper System of the Custodian pursuant to Section II.L.l., shall be identified as belonging to a specified Portfolio".

    II.  Sections II.B is amended to read, in relevant part as follows:

    "Delivery of Securities. The Custodian shall release and deliver securities owned by the Fund held by the Custodian or in a Securities System account of the Custodian or in the Custodian's Direct Paper book entry system account ("Direct Paper System Account") only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:
 1) . . . .
 .
 .
 .
 13) . . . ."

    III. Section II.B. 4) through 13) are renumbered 5) through 14) and the following is added as subparagraph 4):

    "4) In the case of a sale effected through the Direct Paper System, in accordance with the provisions of Section L.l hereof."

    IV.  Section II.H(l) is amended to read in relevant part as follows:

    "Payment of Fund Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of the Fund in the following cases only:

    1) Upon the purchase of securities, options, futures contracts or options on futures contracts for the account of the Fund but only (a) against the delivery of such securities or evidence of title to such


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

         options, futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the Investment Act of 1940, as amended, to as as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in
         Section II.C hereof or in proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section II.L. hereof;

         (c) in the case of a purchase involving the Direct Paper System, in accordance with the conditions set forth in Section II.L.l.; or (d) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank, or a broker-dealer which is a member of NASD, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian's account in which is holds securities as a fiduciary, custodian or otherwise for customers at the Federal Reserve Bank with such securities or (ii) in the case of purchase by the Fund of securities owned by State Street Bank and Trust Company ("State Street") for its own account, against (A) delivery of the receipt evidencing purchase by the Fund, (B) earmarking certificates for such securities to show ownership by the Fund or transfer of such securities from State Street's proprietary account at the Federal Reserve Bank to its account described in (i) above, unless the securities are already held in the latter account, (C) the entry on the records of State Street showing that such securities are held by the Fund, and (D) delivery of written evidence of the agreement of State Street to repurchase such securities from the Fund; provided that, upon receipt of Proper Instructions, the Custodian shall transfer to another bank or trust company qualified to act as a custodian under the Investment Company Act of 1940, as amended, securities held in a Securities System and purchased from State Street subject to State Street's agreement to repurchase such securities;"

    V. Following Section II.L., there is inserted a new Section II.L.l to read as follows:

L.l   "Fund Assets Held in the Custodian's Direct Paper System. The Custodian
may deposit and/or maintain securities owned by the Fund for which the Custodian acts as issuing and paying agent for the direct issue of commercial paper by and for issuers through the Custodian's book-entry system, referred to herein as the "Direct Paper System", subject to the following provisions:

          1) No transaction relating to securities in the Direct Paper System will be effected in the absence of Proper Instructions;

          2) The Custodian may keep securities of the Fund in the Direct Paper System only if such securities are represented in an account ("Account") of the Custodian in the Direct Paper System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;


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

         3) The records of the Custodian with respect to securities of the Fund which are maintained in the Direct Paper System shall identify by Portfolio by book-entry those securities belonging to the Fund;

         4) The Custodian shall pay for securities purchased for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such payment and transfer of securities to the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such transfer and receipt of payment for the account of the Fund;

         5) The Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Fund, in the form of a written advice or notice, of Direct Paper on the next business day following such transfer and shall furnish to the Fund copies of daily transaction sheets reflecting each day's transactions in the Direct Paper System for the account of the Fund; and

         6) The Custodian shall provide the Fund with any report on its system of internal accounting control regarding the Direct Paper System as the Fund may reasonably request from time to time."

    VI. Section IX is hereby amended to read as follows:

         Effective Period, Termination and Amendment

    This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement to the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however that the Custodian shall not act under Section II.L. hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees of the Fund has approved the initial use of a particular Securities System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Trustees has reviewed the use by the Fund of such Securities System, as required in each case by Rule 17f-4 under the Investment Company Act of 1940, as amended and that the Custodian shall not act under
Section II.L.l hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Trustees has approved the initial use of the Direct Paper System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Trustees has reviewed the use by the Fund of the Direct Paper System; provided further, however, that the Fund shall not amend or terminate this act in contravention of any applicable federal or state regulations, or any provision of the Declaration of Trust, and further provided, that the Fund may at any time by action of its Board of Trustees (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency, the Federal


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

Deposit Insurance Corporation or the Commissioner of Banks for the Commonwealth of Massachusetts or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

     Upon termination of the Contract, the Fund shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements."

    Except as otherwise expressly amended and modified herein, the provisions of the Custodian Contract shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name on its behalf by its duly authorized representatives and its Seal to be hereto affixed as of the 23rd day of September, 1987.


ATTEST:                                AARP INCOME TRUST


/s/ [ILLEGIBLE]                        By: /s/ David S. Lee
--------------------                       ------------------------


ATTEST:                                STATE STREET BANK AND TRUST COMPANY


/s/ [ILLEGIBLE]                        By: /s/ [ILLEGIBLE]
--------------------                       ------------------------
    Assistant Secretary                          Vice President


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